Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

TUESDAY, AUGUST 19, 2014

Fourth Quarter EPS Increased by 15.7% to a Fourth Quarter Record $0.59 per Share Diluted

Quarterly Comparison Overview:

•	Net sales increased by 14.2%

•	Sales volume increased by 9.5%

•	Gross profit increased by 13.1%

•	Net income increased by 18.3%

Elgin, IL, August 19, 2014 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced record operating results for both its fiscal 2014 fourth quarter and fiscal year ended June 26, 2014. Net income for the fourth quarter of fiscal 2014 was $6.6 million or $0.59 per share diluted, compared to net income of $5.6 million, or $0.51 per share diluted, for the fourth quarter of fiscal 2013. Net income for fiscal 2014 increased by 20.8% to $26.3 million compared to net income of $21.8 million for fiscal 2013. Diluted earnings per share for fiscal 2014 increased by 19.2% to $2.36 compared to $1.98 for fiscal 2013.

Fiscal 2014 fourth quarter net sales increased by 14.2% to $202.5 million from net sales of $177.4 million for the fourth quarter of fiscal 2013 primarily due to a 9.5% increase in sales volume, which is defined as pounds sold to customers. Sales volume increased in all distribution channels except the export channel and for all major product types except pecans and walnuts. Approximately 70% of the total sales volume increase occurred in the consumer distribution channel. The increase in sales volume in the consumer distribution channel resulted primarily from increased sales of private brand snack nuts, peanut butter and Fisher recipe nuts at existing customers. A significant increase in sales volume in the contract packaging distribution channel at existing customers also contributed to the increase in total sales volume in the quarterly comparison. The increase in sales volume in the commercial ingredients channel was driven primarily by increased almond sales to a major existing customer, which was offset in part by a sales volume decrease for walnuts and pecans. Sales volume for walnuts declined in the commercial ingredients channel due to a change in timing of sales in fiscal 2014 compared to fiscal 2013. Sales volume declined for pecans in the commercial ingredients channel primarily as a result of the loss of some smaller customers that would not accept price increases caused by higher commodity costs. Sales volume declined in the export channel primarily because of decreased amounts of bulk inshell walnuts available for export.

Fiscal 2014 net sales increased by 6.0% to $778.6 million from $734.3 million for fiscal 2013 primarily as a result of an 8.4% increase in sales volume. Sales volume increased in all distribution channels except the export channel and increased for all major product types except walnuts and cashews. Approximately 55% of the total sales volume increase occurred in the consumer distribution channel. The increase in sales volume in the consumer distribution channel resulted primarily from increased sales of private brand snack nuts, trail mixes and Fisher recipe nuts at existing customers. The increase in sales volume in the consumer distribution channel was offset in part by a volume decline for cashews primarily due to lost distribution with a major private brand customer in the first half of the current fiscal year that was regained in the latter part of the current fourth quarter. As was the case in the quarterly comparison, a significant increase in sales volume in the contract packaging distribution channel at existing customers also contributed to the increase in total sales volume in the annual comparison. The increase in sales volume in the commercial ingredients channel came mainly from increased sales of almonds with a major existing customer. Sales volume for walnuts declined significantly in the export channel primarily because of decreased amounts of bulk inshell walnuts available for export

Gross profit margin for the fourth quarter of fiscal 2014 decreased slightly to 16.7% of net sales from 16.8% for the fourth quarter of fiscal 2013, and gross profit increased by $3.9 million, or 13.1%. The increase in gross profit primarily resulted from increased sales volume.

Gross profit margin for fiscal 2014 decreased to 15.8% of net sales from 16.3% of net sales for fiscal 2013, and gross profit increased by $2.9 million, or 2.4%. The decline in gross profit margin mainly resulted from competitive pricing pressures that existed during the first two quarters of fiscal 2014 and the delay in implementing selling price increases for almonds, mixed nuts and walnuts until the third quarter of fiscal 2014. The increase in gross profit came primarily from increased sales volume.

Total operating expenses for the fourth quarter of fiscal 2014 were 10.7% of net sales compared to 11.2% of net sales for the fourth quarter of fiscal 2013. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to a higher level of net sales. The increase in total operating expenses in the quarterly comparison was mainly due to increases in compensation-related expenses and shipping expenses offset in part by lower professional expenses.

Total operating expenses for fiscal 2014 were 9.7% of net sales compared to 10.7% of net sales for fiscal 2013. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to a higher level of net sales and the gain on the sale of the Elgin, Illinois site that occurred in the second quarter of fiscal 2014. Lower incentive compensation, advertising, and professional expenses also contributed to the decline in total operating expense in the annual comparison.

Interest expense declined to $1.1 million for the fourth quarter of fiscal 2014 from $1.2 million for the fourth quarter of fiscal 2013. Interest expense declined to $4.4 million for fiscal 2014 from $4.8 million for fiscal 2013. The declines in interest expense in the quarterly and yearly comparisons were primarily attributable to lower average borrowings.

The value of total inventories on hand at the end of fiscal 2014 increased by $24.1 million or 15.2% when compared to the value of total inventories on hand at the end of fiscal 2013. The increase in total inventory value was primarily attributable to increased quantities of raw nut input stocks of peanuts, walnuts and almonds coupled with significantly higher acquisition costs for walnuts and almonds. The weighted average cost per pound of raw nut input stocks on hand at the end of fiscal 2014 was relatively unchanged from fiscal 2013 as the increase in the cost of tree nut input stocks on hand was offset by a considerable shift in quantity on hand to lower cost peanuts.

“We were very pleased with the performance of our Fisher recipe nut brand during the current quarter and 2014 fiscal year as sales volume grew by approximately 20% in both the quarterly and annual comparisons. Increased in store merchandising activity led to the strong performance in both periods for that brand,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Fisher brand snack nut sales volume declined by approximately 15% in the annual comparison primarily as a result of reduced distribution of inshell peanuts at a major Fisher snack nut customer due to competitive pricing pressure. That distribution was regained in the beginning of the current fourth quarter, and consequently, Fisher brand snack nut sales volume increased by approximately 1% in the quarterly comparison,” Mr. Sanfilippo stated. “As a result of our category management and innovation efforts, growth in private brand snack nut and trail mix sales to key existing customers continued to make a major contribution to our overall sales volume growth in the current quarter and fiscal year,” Mr. Sanfilippo added. “Finally, our ongoing continuous improvement efforts led to the achievement of meaningful manufacturing efficiency gains in the current fiscal year. I am especially proud of the fact that the savings garnered from these efforts put us in a position to fund increases in direct labor wage rates, which will allow us to attract and retain talented line operators and supervisors in the future,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Wednesday, August 20, 2014, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-680-0890 from the U.S. or 617-213-4857 internationally and enter the participant passcode of 58040787. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) the inability to implement our Strategic Plan or realize other efficiency measures, including controlling medical and personnel costs; (xvii) technology disruptions or failures; (xviii) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xix) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xx) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM, Fisher® Nut ExactlyTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 26, 2014	June 27, 2013	June 26, 2014	June 27, 2013
Net sales	$202,520	$177,393	$778,622	$734,334
Cost of sales	168,771	147,559	655,757	614,372

Gross profit	33,749	29,834	122,865	119,962

Operating expenses:
Selling expenses	12,920	10,770	48,258	47,112
Administrative expenses	8,693	9,064	29,252	31,231
Gain on sale of assets held for sale, net	—	—	(1,641)	—

Total operating expenses	21,613	19,834	75,869	78,343

Income from operations	12,136	10,000	46,996	41,619

Other expense:
Interest expense	1,129	1,233	4,354	4,754
Rental and miscellaneous expense, net	1,033	386	2,810	1,569

Total other expense, net	2,162	1,619	7,164	6,323

Income before income taxes	9,974	8,381	39,832	35,296
Income tax expense	3,367	2,798	13,545	13,536

Net income	$6,607	$5,583	$26,287	$21,760

Basic earnings per common share	$0.60	$0.51	$2.38	$2.00

Diluted earnings per common share	$0.59	$0.51	$2.36	$1.98

Cash dividends declared per share	$—	$—	$1.50	$1.00

Weighted average shares outstanding
— Basic	11,082,460	10,921,707	11,033,310	10,863,064

— Diluted	11,179,914	11,052,374	11,132,347	10,992,997

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 26, 2014	June 27, 2013
ASSETS
CURRENT ASSETS:
Cash	$1,884	$834
Accounts receivable, net	55,800	49,509
Inventories	182,830	158,706
Deferred income taxes	3,484	3,723
Prepaid expenses and other current assets	5,376	4,843
Assets held for sale	—	6,175

	249,374	223,790

PROPERTIES, NET:	130,454	133,847

OTHER ASSETS:
Intangibles, net	5,246	7,875
Other	9,537	9,232

	14,783	17,107

	$394,611	$374,744

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$40,542	$31,867
Current maturities of long-term debt	3,349	8,690
Accounts payable	44,907	43,741
Book overdraft	2,414	1,052
Accrued expenses	21,019	23,448

	112,231	108,798

LONG-TERM LIABILITIES:
Long-term debt	35,666	33,665
Retirement plan	14,372	12,615
Other	5,515	4,362

	55,553	50,642

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	85	84
Capital in excess of par value	108,305	106,132
Retained earnings	123,118	113,430
Accumulated other comprehensive loss	(3,503)	(3,164)
Treasury stock	(1,204)	(1,204)

	226,827	215,304

	$394,611	$374,744